EXHIBIT 99.1

Company Contact Stuart Diamond Chief Financial Officer 516-605-6640 sdiamond@nmhc.com	Investor Relations Carolyn Capaccio Lippert/Heilshorn & Assoc. 212-838-3777 ccapaccio@lhai.com	Financial Media Gretchen Steinmiller Lippert/Heilshorn & Assoc. 212-838-3777 gsteinmiller@lhai.com	Media Contact Ihor Andruch CPRi Communications 201-641-1911 x51 iandruch@cpronline.com

NMHC Reports Fourth Quarter and Fiscal 2006 Results

Gross Profit of $91.4 million, up over 5% from FY 2005

FY 2006 Net Income of $9.7 Million & $12.3 Million Excluding Stock-Based Compensation

Gross Profit Estimated to Grow 6% in FY 2007

PORT WASHINGTON, N.Y. – September 11, 2006 – National Medical Health Card Systems, Inc. (Nasdaq: NMHC), a national independent pharmacy benefit manager (“PBM”), today reported its results for the fiscal fourth quarter and fiscal year ended June 30, 2006.

Three months ended June 30, 2006

Revenue for the 2006 fiscal fourth quarter was $211.5 million as compared to revenue of $215.9 million for the same period last year, a 2.0% decrease. This decrease is primarily attributable to a decrease in the amount of rebate revenue retained by NMHC as well as client mix.

For the 2006 fiscal fourth quarter, gross profit was $21.7 million as compared to $22.9 million for the same period last year reflecting a decline of 5.3%. Estimated adjusted paid prescriptions for the 2006 fiscal fourth quarter were 7.5 million as compared to 8.9 million for the same period last year. Gross profit per estimated paid prescription increased from $2.55 to $2.90 for the same period last year. Gross margin for the 2006 fiscal fourth quarter was 10.3% as compared to 10.6% for the same period last year. This decrease in gross profit and gross margin is primarily attributable to the amount of rebate revenue retained by NMHC and client mix. Estimated adjusted prescription volume equals our Mail Service prescriptions multiplied by 3, plus our retail prescriptions. These Mail Service prescriptions are multiplied by 3 to adjust for the fact that they typically include approximately 3 times the amount of product days supplied compared with retail prescriptions.

During the 2006 fiscal fourth quarter, the Company recorded $1.3 million of pre-tax stock-based compensation expense, ($1.1 million tax effected), in accordance with the provisions of FAS 123(R), which was not required to be expensed during fiscal 2005. EBITDA before stock-based compensation expense for the 2006 fiscal fourth quarter was $6.2 million as compared to $7.1 million (excluding the Midwest Health Plan settlement of $1.7 million) for the same period last year.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2006 fiscal fourth quarter was $4.9 million, a 32% drop as compared to $7.1 million for the 2005 fiscal fourth quarter (excluding the Midwest Health Plan settlement of $1.7 million in FY 2005) primarily reflecting the decline in gross profit as well as the impact of FAS 123(R) as noted.

Operating income for the 2006 fiscal fourth quarter was $2.8 million, compared to $3.8 million for the same period last year. The 26% drop in operating income during the 2006 fiscal fourth quarter was due to lower gross profit and $1.3 million of stock-based compensation expense.

Net income for the 2006 fiscal fourth quarter dropped $763,000 or 29% to $1.9 million compared to $2.6 million for the same period last year based on fewer adjusted paid prescriptions as well as the impact of FAS 123(R) as noted.

Net income available to common stockholders for the 2006 fiscal fourth quarter was $369,000, or $0.07 per basic and diluted share as compared to net income available to common stockholders of $1.1 million, or $0.24 per basic share and $0.22 per diluted share for the same period last year. For the 2006 fiscal fourth quarter, the Company’s weighted-average number of diluted shares outstanding approximates 5.4 million shares. This calculation does not assume the conversion of approximately 7.0 million shares of redeemable convertible preferred stock as they are anti-dilutive. For the same period last year, the Company’s weighted-average number of diluted shares outstanding approximated 12.1 million shares. This calculation assumed the conversion of approximately 7.0 million shares of redeemable convertible preferred stock as they were not anti-dilutive. The impact of not using the “as if converted” method was a reduction of net income per diluted share of $0.08 per share.

Jim Smith, president and chief executive officer, stated, “Fourth quarter financial results were in line with our revised expectations. During the quarter we made great strides in reorganizing the sales area by adding new talent to our sales team including new Senior Vice President Marty Magill. We have redefined our sales message to emphasize NMHC’s competitive advantages. Our pipeline of sales opportunities for calendar 2007 is growing as we deliver our message to consultants and prospects. Already, we have won a prestigious contract by showcasing our clinical expertise during the sales process. We expect these changes to result in renewed organic growth.”

Fiscal 2006 Financial Review

Revenue for the fiscal year ended June 30, 2006 was $862.9 million as compared to revenue of $800.6 million for the same period last year, primarily reflecting the acquisition of Pharmaceutical Care Network (“PCN”), which we acquired in March 2005. Total adjusted paid prescriptions for the fiscal year ended June 30, 2006 were 33.1 million as compared to 27.0 million for the fiscal year ended June 30, 2005. These increases were primarily related to the acquisition of PCN.

For the fiscal year ended June 30, 2006, gross profit was $91.4 million, a 5.4% increase, over $86.7 million for the same period last year. Gross margin was 10.6% vs.10.8% the prior year. Gross profit per script decreased from $3.21 per adjusted paid prescription to $2.76. These decreases relate to the lower-margin business associated with the additional adjusted paid prescriptions in connection with the PCN acquisition.

EBITDA for the fiscal year ended June 30, 2006 was $23.0 million as compared to $27.0 million for the same period last year. Stock-based compensation expense for the year ended June 30, 2006 was $3.2 million ($2.6 million tax effected); EBITDA before stock-based compensation expense for fiscal 2006 was $26.2 million versus $27.0 million for the same period last year. EBITDA and EBITDA before stock-based compensation expense is a Non-GAAP measure; see Non-GAAP measures note on page 5.

Income before taxes for the fiscal year ended June 30, 2006 was $16.7 million as compared to $20.4 million for the same period last year, reflecting an increase in selling, general and administrative (‘SG&A”) expenses of $8.1 million (including $3.2 million of stock-based compensation expense) while gross profit increased only $4.7 million.

Net income for the fiscal year ended June 30, 2006 was $9.7 million as compared to net income of $12.4 million for the same period last year. Net income available to common stockholders for the fiscal year ended June 30, 2006 was $3.6 million, or $0.67 per diluted share, as compared to net income available to common stockholders of $6.3 million, or $1.03 per diluted share using the “as if converted” method for the same period last year. The impact of not using the “as if converted” method was a reduction of net income per diluted share of $0.12 per share for the year ended June 30, 2006.

Balance Sheet and Cash Flow

As of June 30, 2006, NMHC had approximately $8.4 million in cash and cash equivalents. The Company had no borrowings outstanding under its $65 million revolving line of credit. Cash flows from operating activities were $7.7 million for the year ended June 30, 2006 as compared to $10.3 million for the year ended June 30, 2005.

Business Outlook

NMHC is providing a forward outlook for its fiscal 2007 results. Additionally, beginning in the first quarter of 2007, NMHC will provide a set of operating metrics on a quarterly basis intended to further describe the growth and profitability of its business, including: adjusted paid prescriptions and gross profit per adjusted paid prescription The Company is also providing a forward annual outlook.

For fiscal 2007, net income is anticipated to range from $8.3 million to $8.8 million as compared to $9.7 million in fiscal 2006. Underlying this outlook are the following expectations:

•	Gross profit is expected to grow to $96 million to $97 million with a gross margin in the range of 11.3% to 12%.

•	SG&A is expected to range from $82 million to $84 million. Included in SG&A is depreciation and amortization expense of approximately $8.0 million and FAS 123(R) stock-based compensation expense of approximately $5.5 million. The increase in SG&A is related to increases in expected stock-based compensation expense and continued investment in primarily information technology costs.

•	EBITDA before stock-based compensation expense is expected to range from $26.5 million to $27.4 million, with EBITDA after stock-based compensation expense in the range of $21.0 million to $21.9 million.

•	We anticipate an effective tax rate of 42.3%.

Adjustment to Fiscal 2006 Second and Third Quarters

For the fiscal second quarter ended December 31, 2005, the Company incorrectly reflected two rebate cash receipts from one pharmaceutical manufacturer in connection with its calculation of rebates receivable. The impact of this was a misstatement on the Company’s income statement and a resulting overstatement of $662,000 ($380,000 tax effected) of operating income for the quarter ended December 31, 2005 and an understatement of $662,000 ($380,000 tax effected) of operating income for the fiscal third quarter ended March 31, 2006. There was no impact on the results for the full year ended June 30, 2006.

Conference Call

Management will host a conference call tomorrow, September 12th, to discuss their 2006 fiscal fourth quarter and full year results at 8:30 a.m. ET. To listen to the call, please dial (706) 634-1287. A live webcast of the call will be accessible on the Company’s website, www.nmhc.com. The webcast will be archived on the site and a telephone replay will be available for seven days beginning at 11:30 a.m. ET. To access the replay, please dial (706) 645-9291 using the using conference ID: 5113910.

Non-GAAP Measures

In addition to the results presented in accordance with GAAP throughout this press release, NMHC has presented non-GAAP financial measures, such as EBITDA.

NMHC calculates and uses EBITDA as an indicator of their ability to generate cash from their reported operating results. This measurement is used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, we believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for their discretionary use, nor is it intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under GAAP. The items excluded from EBITDA but included in the calculation of their reported net income are significant components of their consolidated statements of income, and must be considered in performing a comprehensive assessment of their overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Their calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Reconciliation schedules to the comparable GAAP measures are available on pages 10 and 11.

About NMHC

National Medical Health Card Systems, Inc. provides PBM services to plan clients, which include managed care organizations, local governments, unions, corporations and third party health care plan administrators through its network of licensed pharmacies throughout the United States. The Company’s PBM services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail service pharmacy claims management, specialty pharmacy claims management, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, disease information services, data access, reporting and information analysis, and physician profiling. In addition, the Company operates a mail service pharmacy and a specialty pharmacy.

Forward-Looking Statements

This press release and any attachment thereto contains forward-looking information about National Medical Health Card Systems, Inc.’s financial results and estimates, business prospects, and products and services that involve substantial risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You can identify these statements by the use of words such as “may,” “could,” “estimate,” “will,” “believe,” “anticipate,” “think,” “intend,” “expect,” “project,” “plan,” “target,” “forecast”, and similar words and expressions which identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and involve known and unknown risks and uncertainties, and other factors. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date hereof.

For a discussion of such risks, uncertainties and other matters that could cause actual results to differ materially, including risks relating to, among other factors, pricing, competition in the bidding and proposal process, our ability to consummate contract negotiations with prospective clients, dependence on key members of management, government regulation, acquisitions and affiliations, the market for PBM services, readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and in its reports on Forms 10-Q and 8-K filed with the U.S. Securities and Exchange Commission. NMHC assumes no obligation to update any forward-looking statements contained in this document or the attachments to reflect new information or future events or developments after the date any such statement is made.

– Tables Follow –

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NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2006	June 30, 2005
Assets

Current:
Cash and cash equivalents	$8,410	$7,272
Restricted cash	4,845	3,994
Accounts receivable, net	82,365	103,129
Rebates receivable	48,911	40,377
Inventory	5,666	4,119
Due from affiliates	—	31
Deferred tax assets	2,278	2,117
Prepaid expenses and other current assets	2,623	5,759

Total current assets	155,098	166,798

Property and equipment, net	13,653	12,177
Intangible assets, net	3,013	3,951
Goodwill	99,319	99,710
Other non-current assets	1,070	1,295

Total Assets	$272,153	$283,931

Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity
Current Liabilities:

Claims payable to pharmacies	$91,501	$118,660
Rebates payable to clients	58,431	45,436
Trade and other payables and accrued expenses	12,248	24,747
Loan payable-current	—	1,860
Current portion of capital lease obligations	16	29
Other current liabilities	—	503

Total current liabilities	162,196	191,235

Capital lease obligations, less current portion	—	16
Other non-current liabilities	829	998
Deferred tax liability	7,784	5,964

Total liabilities	170,809	198,213

Commitments and Contingencies
Redeemable Preferred Equity:

Series A redeemable convertible preferred stock $.10 par value; 15,000,000 shares authorized, 6,956,522 issued and outstanding	76,338	75,864

Common Stockholders’ Equity:

Common Stock, $.001 par value, 35,000,000 shares authorized, 9,933,697 and 9,461,826 shares issued, 5,293,797 and 4,821,926 outstanding, respectively	10	9
Additional paid-in-capital	126,630	115,061
Accumulated deficit	(49,755)	(53,337)
Treasury stock at cost, 4,639,900 shares	(51,879)	(51,879)

Total common stockholders’ equity	25,006	9,854

Total Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity	$272,153	$283,931

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three months ended June 30,		Years ended June 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)
Revenue ( excludes participant co-payments retained by the pharmacies of $78,012, $77,323, $321,055 and $280,946, respectively)	$211,451	$215,858	$862,853	$800,592
Cost of claims (excludes participant co-payments retained by the pharmacies of $78,012, $77,323, $321,055 and $280,946, respectively)	189,744	192,943	771,487	713,883

Gross Profit	21,707	22,915	91,366	86,709
Selling, general and administrative expenses	18,955	19,087	75,852	67,786

Operating income	2,752	3,828	15,514	18,923

Other income (expense):
Interest expense	(67)	(76)	(313)	(610)
Interest income	408	150	1,462	311
Other income, net (includes insurance gain of $1,702 in 2005)	29	11	9	1,788

	370	85	1,158	1,489
Income before provision for income taxes	3,122	3,913	16,672	20,412
Provision for income taxes	1,238	1,266	7,015	8,031

Net income	1,884	2,647	9,657	12,381

Redeemable convertible preferred stock cash dividends	1,396	1,396	5,600	5,600
Accretion of transaction expenses	119	119	475	475

Net income available to common stockholders	$369	$1,132	$3,582	$6,306

Earnings per common share:
Basic	$0.07	$0.24	$0.70	$1.39

Diluted *	$0.07	$0.22	$0.67	$1.03

Weighted-average number of common shares outstanding:
Basic	5,291	4,764	5,143	4,542

Diluted *	5,413	12,085	5,311	11,984

*	For the three months and year ended June 30, 2005, the number of weighted average diluted shares was calculated using the “as if converted” method for the redeemable convertible preferred stock. For the three months and year ended June 30, 2006, the redeemable convertible preferred stock and shares of restricted stock were anti-dilutive and the “as if converted” method was not used to calculate the number of weighted average diluted shares.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share data)

	Years ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$9,657	$12,381
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,470	6,300
Employee stock-based compensation expense	3,240	—
Amortization of deferred gain	(49)	(100)
Amortization of deferred financing costs	112	167
Loss on disposal of capital assets	38	—
Provision for doubtful accounts	200	651
Deferred income taxes	1,587	2,912
Excess tax benefits from exercise of stock options	(2,255)	—
Changes in assets and liabilities:
Restricted cash	(851)	435
Accounts receivable	20,564	(27,425)
Rebates receivable	(8,534)	488
Inventory	(1,547)	(867)
Due from affiliates	31	(13)
Prepaid expenses and other current assets	1,160	(3,867)
Other non-current assets	113	2,694
Claims payable to pharmacies	(27,159)	16,401
Rebates payable to clients	12,995	11,985
Trade and other payables and accrued expenses	(12,278)	(16,190)
Income taxes payable and other current liabilities	3,284	5,289
Other non-current liabilities	(120)	(919)

Net cash provided by operating activities	7,658	10,322

Cash flows from investing activities:
Capital expenditures	(7,898)	(5,795)
Acquisition of PCN, net of cash acquired	—	3,150
Acquisition of Centrus, net of cash acquired	—	(1,000)
Acquisition of Inteq, net of cash acquired	116	(139)
Acquisition of PPP, net of cash acquired	(425)	(358)
Proceeds from sale of capital assets	185	—

Net cash used in investing activities	(8,022)	(4,142)

Cash flows from financing activities:
Proceeds from exercise of stock options	4,876	4,188
Proceeds from revolving credit facility	82,625	724,758
Repayment of revolving credit facility	(82,625)	(724,811)
Payment of redeemable convertible preferred stock cash dividends	(5,600)	(5,600)
Excess tax benefits from exercise of stock options	2,255	—
Deferred financing costs	—	(459)
Repayment of debt and capital lease obligations	(29)	(372)

Net cash (used in) provided by financing activities	1,502	(2,296)

Net increase in cash and cash equivalents	1,138	3,884
Cash and cash equivalents at beginning of year	7,272	3,388

Cash and cash equivalents at end of year	$8,410	$7,272

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

EBITDA RECONCILIATIONS

(In thousands)

	Three months Ended June 30,
	2006	2005
Cash flow from operations	$369	$5,872
Provision for income taxes	1,238	1,266
Interest income, net	(342)	(74)
Net change in assets and liabilities	3,883	459
Non-cash items to reconcile net cash from		—
operations to net income	(295)	(2,065)

EBITDA	4,853	5,458

Stock-based compensation expense	1,328	—
Midwest Health Plan legal settlement	—	1,663

EBITDA before stock-based compensation expense and legal settlement	$6,181	$7,121

	Years Ended June 30,
	2006	2005
Cash flow from operations	$7,658	$10,322
Provision for income taxes	7,015	8,031
Interest expense (income), net	(1,149)	299
Net change in assets and liabilities	12,342	11,989
Non-cash items to reconcile net cash from	—
operations to net income	(2,873)	(3,630)

EBITDA	22,993	27,011

Stock-based compensation expense	3,240	—

EBITDA before stock-based compensation expense	$26,233	$27,011